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                                                                 EXHIBIT (99)I


                    OPERATING MARGIN AND RATE VOLUME ANALYSIS
                            D&N FINANCIAL CORPORATION







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
                                         AVERAGE BALANCE         AVERAGE RATE             INTEREST         VARIANCE DUE TO:
                                   -----------------------------------------------------------------------------------------
OPERATING MARGIN FOR                         MARCH 31,              MARCH 31       MARCH 31     INCREASE
    QUARTER ENDED                     1998           1997      1998      1997     1998   1997   (DECREASE)   VOLUME    Rate
----------------------------------------------------------------------------------------------------------------------------
                                  (Dollars in thousands)                                       (Dollars in thousands)
INTEREST-EARNING ASSETS:

    Loans receivable            $1,334,866   $1,065,927       8.08%   8.27%  $26,829   $21,937    $ 4,892   $  5,410   ($518)
    Mortgage-backed securities     358,876      247,032       6.85%   7.18%    6,145     4,436      1,709      1,924     215)
    Investment                      98,840      129,600       6.45%   6.13%    1,573     1,962       (487)      (487)     98
                                ----------   ----------       ----    ----   -------   -------    -------   --------    ----
                                 1,792,582    1,442,559       7.74%   7.89%   34,547    28,335      6,212      6,846    (634)
                                ----------   ----------       ----    ----   -------   -------    -------   --------    ----

INTEREST-BEARING LIABILITIES:

    Deposits                     1,036,213      974,127       4.69%   4.70%   11,985    11,288        697        718     (21)
    Borrowings
    Securities sold w/repo         142,787       56,369       5.58%   5.39%    1,991       759      1,232      1,204      28
    Notes payable                  491,781      338,003       5.85%   5.63%    7,197     4,757      2,440      2,244     196
    Other borrowed money             7,640        8,188       8.85%   9.58%      169       196        (27)       (13)    (14)
                                 ----------   ---------       ----    ----   -------   -------    -------   --------    ----
         Subtotal - Borrowings     642,208      402,560       5.83%   5.68%    9,357     5,712      3,645      3,435     210
                                 ----------   ---------       ----    ----   -------   -------    -------   --------    ----
                                 1,678,421    1,376,687       5.13%   4.98%   21,342    17,000      4,342      4,153     189
                                 ----------   ---------       ----    ----   -------   -------    -------   --------    ----
INTEREST RATE SPREAD                                          2.62%   2.91%
                                                              ====    ====

EXCESS AVERAGE EARNING ASSETS   $  114,161   $   65,872
                                ==========   ==========

        NET INTEREST MARGIN                                   2.94%   3.13%  $13,205  $ 11,335    $ 1,870   $  2,693   $(823)
                                                              ====    ====   =======  ========    =======   ========   =====
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